As filed with the Securities and Exchange Commission on October 8, 2021

Registration No. 333-230048

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-3 REGISTRATION STATEMENT NO. 333-230048

Under

THE SECURITIES ACT OF 1933

CIMAREX ENERGY CO.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	45-0466694
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1700 Lincoln Street, Suite 3700

Denver, Colorado 80203

(303) 295-3995

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Francis B. Barron
Senior Vice President, General Counsel and Corporate Secretary
Cimarex Energy Co.
1700 Lincoln Street, Suite 3700
Denver, Colorado 80203
(303) 295-3995
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Approximate date of commencement of proposed sale to the public: Not applicable.

If the only securities being registered on this Form are to be offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☒

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☐
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of Securities Act. ☐

EXPLANATORY NOTE

DEREGISTRATION OF SECURITIES

Pursuant to that certain Agreement and Plan of Merger, dated as of May 23, 2021 (as amended on June 29, 2021), by and among Coterra Energy Inc. (formerly known as Cabot Oil & Gas Corporation), a Delaware corporation (“Coterra”), Double C. Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Coterra (“Merger Sub”), and Cimarex Energy Co., a Delaware corporation (“Cimarex” or the “Registrant”), Merger Sub merged with and into Cimarex (the “Merger”) on October 1, 2021, with Cimarex surviving the Merger and continuing as a subsidiary of Coterra.

As a result of the Merger, the Registrant has terminated all offerings of its securities pursuant to its existing registration statements. Accordingly, the Registrant is filing this post-effective amendment (this “Post-Effective Amendment”) to deregister any and all securities registered under the Registration Statement on Form S-3 (No. 333-230048), initially filed with the Securities and Exchange Commission on March 4, 2019 (the “Registration Statement”), that remain unsold as of the date hereof. Pursuant to the Registration Statement, the sale by the Registrant or certain selling securityholders named therein in one or more secondary offerings of an indeterminate amount of the following securities was registered: debt securities of Cimarex; common stock, par value $0.01 per share, of Cimarex; preferred stock, par value $0.01 per share, of Cimarex; rights of Cimarex; depositary shares of Cimarex; warrants of Cimarex; and stock purchase contracts of Cimarex. Cimarex, by filing this Post-Effective Amendment, hereby terminates the effectiveness of the Registration Statement.

This Post-Effective Amendment is being filed in accordance with an undertaking made by the Registrant in Part II of the Registration Statement to remove from registration by means of a post-effective amendment any securities that had been registered for issuance but remain unsold at the termination of the offering.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment to the above-referenced Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Denver, State of Colorado, on October 8, 2021.

CIMAREX ENERGY CO.

By:	/s/ Francis B. Barron

Name:	Francis B. Barron
Title:	Senior Vice President, General Counsel and Corporate Secretary

No other person is required to sign this Post-Effective Amendment, in reliance upon Rule 478 under the Securities Act of 1933, as amended.